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                                                                   EXHIBIT 23(E)





June 2, 1994



Board of Directors
First Park Ridge Corporation
205 North Michigan Avenue
38th Floor
Chicago, Illinois 60611

Re: Registration Statement of First of America Bank Corporation on Form S-4, including the Proxy Statement of First Park Ridge Corporation included therein


Gentlemen:

Attached is our opinion letter dated April 15, 1994 with respect to the fairness to the holders of the outstanding shares of common stock, without par value (the "Shares"), of First Park Ridge Corporation (the "Company") of the consideration of $1,228.14, payable in common stock, par value $10 per share, of First of America Bank Corporation ("First of America") to be received per Share by such holders pursuant to the Agreement and Plan of Merger dated as of April 15, 1994 among First of America, First of America - Acquisition Company ("Acquisition Company"), a wholly-owned subsidiary of First of America, and the Company (the "Agreement"). The Agreement provides for the merger of the Company with and into Acquisition Company.

The foregoing letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY OF THE PROSPECTUS/PROXY STATEMENT - Fairness Opinion to Park Ridge", "THE MERGER - Fairness Opinion to Park Ridge" and "THE MERGER - Recommendation of Park Ridge Board of Directors -- Rights of Dissenting Shareholders" and to the inclusion of the foregoing opinion in the Proxy Statement included in the above-referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
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April 15, 1994


Board of Directors
First Park Ridge Corporation
205 North Michigan Avenue
38th Floor
Chicago, Illinois  60611

Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of common stock, without par value (the "Shares"), of First Park Ridge Corporation (the "Company") of the consideration of $1,228.14, payable in common stock, par value $10 per share, of First of America Bank Corporation ("First of America") to be received per Share by such holders (the "Stock Consideration") pursuant to the Agreement and Plan of Merger dated as of April 15, 1994 among First of America, First of America - Acquisition Company ("Acquisition Company"), a wholly- owned subsidiary of First of America, and the Company (the "Agreement"). The Agreement provides for the merger of the Company with and into Acquisition Company.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to First of America from time to time, including acting as co-manager of a public offering of subordinated notes of First of America in January 1992.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of First of America for the five years ended December 31, 1993 and audited financial statements of the Company for the four years ended December 31, 1992; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of First of America and certain reports on Form FR Y-9C and other interim reports of the Company; certain other communications from First of America to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and First of America regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. We also have reviewed with members of the senior management of the Company the results of the Company's due diligence examination of First of America. We also have held discussions with the independent auditors of the Company regarding the financial and accounting affairs of the Company. In addition, we have reviewed the reported price and trading activity for the common stock of First of America, compared certain financial information for the Company and certain financial and stock market information for First of America with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the bank and thrift industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.
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First Park Ridge Corporation
April 15, 1994
Page Two

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and First of America are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or First of America or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Stock Consideration to be received by the holders of Shares pursuant to the Agreement is fair to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.